Exhibit 99.1

NEWS RELEASE

Carreker Corporation to Delay Fourth Quarter

and Fiscal 2005 Earnings Release and Conference Call

DALLAS (March 14, 2006) — Carreker Corporation (Nasdaq: CANI), a leading provider of payments technology and consulting solutions for the financial services industry, announced today that it has postponed its fourth quarter and fiscal year end 2005 earnings release and related conference call and Web cast, previously scheduled to take place on Wednesday, March 15, 2006. The Company is in the process of reviewing an accounting issue related to deferred revenue which may impact its financial statements.   The net adverse impact on the Statement of Operations is not expected to exceed $2.1 million. As soon as practical, the Company will issue an announcement regarding the new financial results release date.

 “While it is not our preference to delay the release of our fourth quarter and fiscal year results, providing quality financial information is paramount and allowing for additional time to ensure complete and accurate financial statements is the right decision,” said J.D. (Denny) Carreker, Chairman and Chief Executive Officer of Carreker Corporation. “We are still in the preliminary stages of our review but have determined that the issue is not related to the Company’s ongoing accounting practices, that it does not affect the Company’s cash position, and that it will not impact future results of operations.”

About Carreker Corporation

Carreker Corporation improves earnings for financial institutions around the world.  The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships.  Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean.  Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in London and Sydney.  For more information, visit www.carreker.com.

Forward Looking Statements

Except for historical information, the statements in this release, including statements regarding the outcome of the Company’s accounting review, constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to additional information that may impact the Company’s accounting review, as well as the risks and uncertainties arising out of economic, competitive, governmental and technological factors affecting the Company’s operations, markets, services, products, sales, potential sales and prices. For further information concerning certain of these risks and uncertainties, see under the caption “Business-Forward Looking Statements and Risk Factors” in the Company’s most recent Form 10-K for the year ended January 31, 2005 and subsequent quarterly reports on From 10-Q. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Lisa Peterson, Executive Vice President	Gary Samberson, SVP, Treasury, Risk
and CFO	Management and Investor Relations
(972) 371-1454 PH	(972) 371-1590 PH
(972) 458-2567 FX	(972) 458-2567 FX
Email: lpeterson@carreker.com	Email: gsamberson@carreker.com